Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated September 6, 2024 relating to the financial statements appearing in the Annual Report on Form 10-K of Grayscale Bitcoin Cash Trust (BCH) for the year ended June 30, 2026. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum LLP

New York, New York

September 11, 2026